Exhibit 10.13



                              CONSULTING AGREEMENT


        This Consulting Agreement (the "Agreement") is entered into effective as of March 15, 2001 ("Effective Date") by and between iVoice (the "Company") and Finnigan USA ("Consultant").

      1. Consulting Relationship. During the term of this agreement, Consultant will provide consulting services (the "Services") to the Company as described on Exhibit A attached to this Agreement, as needed and as requested by the Company. Consultant shall use Consultant's best efforts to perform the Services in a manner satisfactory to the Company.

      2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the consideration specified in Exhibit B attached to this Agreement.

      3. Support. As additional consideration for the Services to be provided by Consultant under this Agreement, the Company will provide Consultant with such support facilities and space as may be required in the Company's judgment to enable Consultant to perform the Services properly.

      4. Expenses. Except as specified in Exhibit C attached to this Agreement, Consultant shall not be authorized to incur on behalf of the Company any expenses, without the prior written consent of the Company. As a condition to receipt of reimbursement for permitted expenses, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

      5. Term and Termination. Consultant shall serve the Company for an initial period of 90 days, or a reasonable time period necessary to complete the items listed in Exhibit A, commencing on or about March 15, 2001, and may be extended by mutual agreement of the parties.

      6. Independent Contractor. Consultant's relationship with the Company will be that of an independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, all of which will be Consultant's responsibility. Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

      7. Supervision of Consultant's Services. All services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company's Chief Executive Officer (CEO). Consultant will be required to report to the CEO concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the CEO.


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      8. Consulting or other Services for Competitors. The Company understands that Consultant does not presently perform or intend to perform, during the term of this Agreement, consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of the Company.

If, however, Consultant desires to perform such services at any time after the Effective Date and prior to the expiration date of this Agreement, Consultant agrees to notify the Company in writing in advance (specifying the identity of the entity or the person) and provide information sufficient to allow the Company to determine if such consulting would conflict with projects or products of the Company. If the Company determines that such business is in competition with that conducted by the Company, this Agreement shall, at the option of the Company upon written notice to Consultant, terminate immediately.

      9. Confidentiality Agreement. Consultant agrees to execute an NDA if deemed necessary by the Company.


      10. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant's partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company in the course of performance of this Agreement, without liability to such third parties. Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant's obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

      11. License and Assignment of Rights. To the extent that Consultant has intellectual property rights of any kind in any pre-existing works which are subsequently incorporated in any work or work product produced in rendering the Services, Consultant hereby grants the Company a royalty-free, irrevocable, world-wide, perpetual, non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter. Consultant agrees that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Consultant (solely or jointly with others) within the scope of and during the period in which Consultant is providing Services to the Company are "works made for hire" (to the greatest extent permitted by applicable law) belonging to the Company and Consultant is compensated therefor by such amounts paid to Consultant under this Agreement, unless regulated otherwise by the mandatory law of the state of California. To the extent there are any conflicts between this
Section 11 and the Confidentiality Agreement, the terms of the Confidentiality Agreement shall prevail.


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      12. Miscellaneous.


      (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.


      (b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

      (c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

      (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Idaho without giving effect to the principles of conflict of laws.

      (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

      (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

      (g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding Sections 9 and 11 hereof, will be finally settled by binding arbitration Ada County, Idaho in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Idaho law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 12(g) shall not apply to the Confidentiality Agreement.

      (h) ADVICE OF COUNSEL. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.


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The parties have executed this Agreement as of the date first set forth above

                                     COMPANY

                                                 iVoice.com, Inc.

                                                       750 RT. 34

                                                 Matawan, NJ 07747

                                                TEL: 732-441-7700,

                                     By: ________________________
                                                    Jerry Mahoney
                                          Chief Executive Officer

                                     CONSULTANT

                                                      FINNIGAN USA

                                     5987 W. State Street, Suite C

                                                Boise, Idaho 83703

                                                Tel: 1208 853 1623

                                     By: ____________________________

                                                  Paul F. Finnigan

                                                 Principal Partner


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                                    EXHIBIT A

                       DESCRIPTION OF CONSULTING SERVICES


        Consultant's services relate to participation of the Company in the iTeam and the Enhanced Communication Solution (see www.telephonyiteam.com for details). Consultant will provide advise and coordinate activities of the Company as relates to the Microsoft's Web Telephony Engine and Microsoft Small Business Server. Consultant will arrange for integration of other iTeam member products as deemed appropriate by Consultant and the Company.

        Consultant has completed the following services as of this date:

     o Introduction of iVoice to the Microsoft Product Manager and approval of support for the Speech Enabled Auto Attendant (SEAA) was given in early March, 2001

     o    A meeting with the WTE Product Manager took place on March 21, 2001.

     o The iTeam and the ECS are featured at www. Microsoft/sbsserver.com under Third Party Products. IVoice is a featured vendor on the iTeam website with links to the iVoice SEAA website.

     o    Assist in the preparation and approval of related press releases.

     o Arranged for documentation regarding integration of the Special Message On Hold Service to be sent to iVoice by API on March 10, 2001.

        Consultant expects to complete the following during the term of the Agreement subject to successful demonstration of SEAA and approval by WTE and SBS2000 Product Managers.Once the barge-in is complete, iVoice can deliver a product to the WTE group, at which point the marketing activities below would begin.

     o Coordinate the iVoice - WTE team activities with regard to conversion to the SEAA and gain technical approval (subject to completion by iVoice team)

     o Coordinate the iVoice - API development activities with regard to integration of the SMOH service with the SEAA.

     o Coordinate the iVoice - SBS2000 team activities with regard to approval of co-marketing of SEAA with SBS 2000.

     o Arrange for integration of SEAA demo with the iTeam demonstration platform featured on the iTeam website.

     o Coordinate the iVoice - MS Marketing activities with regard to arranging for participation as MS partner in the MS Pavilion and MS Theatre at the CT Expo and/or ComSol Expo.



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                                    EXHIBIT B

                                  CONSIDERATION


Within 10 (ten) days of the execution of this agreement, iVoice will immediately issue to FINNIGAN USA 200,000 shares of iVoice Class A common stock. The shares will be registered in the upcoming registration statement under the Securities Act of 1933

                                      B-1

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                                   EXHIBIT C

                       DESCRIPTION OF AUTHORIZED EXPENSES


        Charges relating to travel from Boise to Seattle for Redmond iVoice meeting (50%).

        Charges relating to conference calls between iVoice and WTE, SBS and API.

        Charges relating to integration of SEAA integration with iTeam demo website.

        Charges for other travel or communications requested by iVoice.


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